Exhibit 10.5

Kingsley Resources Inc.
1320 885 West Georgia Street
Vancouver, BC V6C3E8

December 18, 2007

Boundary Bay Resources Corporation

2140 Kaslo Court

Kelowna, BC

Canada V1Y8C1

Dear Sir:

Subject: East Holley Area/DeSoto Parish, La.

The following hereby summarizes the terms and conditions of the agreement by and between Kingsley Resources Inc., hereinafter referred to as “Seller,” and Boundary Bay Resources Corporation, hereinafter referred to as “Purchaser”, covering the East Holley Area, DeSoto Parish, Louisiana.

The East Holley Area is hereby described as consisting of Sections 11, 12, 13, 14, 15, 16, 20, 21, 22 and 23, Township 13 North, Range 14 West and Section 7 in Township 13 North, Range 13 West, all in DeSoto Parish, Louisiana.

Purchaser agrees to purchase from Seller for $50,000.00 U.S., the right to participate for a five per cent (5%) Working Interest in the initial well drilled by Seller, or the Operator as the case may be. Purchaser agrees to pay in addition to the $50,000.00 described above, 5% of the total cost to drill and complete the initial well. It is understood and agreed this right to participate is only for the first well drilled by Seller or Operator in the East Holley Area.

In the event you are agreeable to the terms described above please sign in the space below and return one completely executed original to Seller at the address described above.

Sincerely yours,

/s/ Byron Coulthard
Byron Coulthard

AGREED TO AND ACCEPTED THIS              DAY OF                     , 2007.

BOUNDARY BAY RESOURCES CORPORATION

By: